Exhibit 3.1 b


                             CERTIFICATE
                                 OF
                             CHANGE NAME


                             COMPANY ACT

                      I Hereby Certify that


                 DYNAMOTIVE TECHNOLOGIES CORPORATION


                  has this day changed its name to


                 DYNAMOTIVE ENERGY SYSTEMS CORPORATION



              Issued under my hand at Victoria, British Columbia

                            on July 03, 2001





                                              (signature)
                                           JOHN S. POWELL
                                        Registrar of Companies
                                    PROVINCE OF BRITISH COLUMBIA
                                            CANADA



                             FORM 19

                          (SECTION 348)

                           COMPANY ACT

                        SPECIAL RESOLUTION

                 Certificate of Incorporation No:403911



The following special resolution was passed by the company referred to below on the date stated:
Name of company: DYNAMOTIVE TECHNOLOGIES CORPORATION.
Date resolution passed:     June 26,2001


RESOLUTION:

"Resolved as a special resolution that:
I. the name of the Company be changed from "Dynamotive Technologies Corporation" to "DynaMotive Energy Systems Corporation" and
2. the Memorandum of the Company be altered to reflect the change of name so that it shall be in the form set out in Schedule "A" attached hereto."
Certified a true copy June 28,2001



                            (Signature).............................
                                      Bernhard J. Zinkholer
                                      for LANG MICHENER
                                      (Relationship to Company) SOLICITOR

Note
   (a) Insert text of special resolution
   (b) See Section 1(1) for definition of "special resolution"



                             SCHEDULE A
         As altered by Special Resolution dated June 26, 2001
                           BRITISH COLUMBIA
                            COMPANY ACT
                         ALTERED MEMORANDUM
                                 OF
                DYNAMOTIVE ENERGY SYSTEMS CORPORATION

1.  The name of the Company is DynaMotive Energy Systems Corporation.
2. The authorized capital of the Company consists of Two Hundred Million (200,000,000)shares, divided into:
    (a) One Hundred Million (100,000,000) common shares without par value; and;
    (b) One Hundred Million (100,000,000) Class "A" preferred shares with a par value of $5.00 each, having attached hereto the special rights and restrictions set forth in paragraph 3 hereof.

3. The Class "A" preferred shares with a par value of $5.00 each shall have attached thereto the following special rights and restrictions:
    (a) The holders of the Class "A" preferred shares shall be entitled to receive notices of and to attend and vote at all Meetings of the shareholders of the Company in the same manner and to the extent as are the holders of the common shares.
    (b) The holders of the Class "A" preferred shares shall be entitled to receive, and the Company shall pay thereon as and when declared by the Board of Directors out of the monies of the
       Company properly applicable to the payment of dividends, dividends which shall be in the amounts and upon the conditions that shall have been agreed upon by the Board of Directors at the time of issuance and sale of each such share. More specifically, the Directors of the Company shall be entitled, upon agreeing to sell a Class "A" preferred share, to contract as to the rate of Dividend which will be paid on the share, if any, how often the dividends are to be paid, whether they are to be accumulative and whether the rate is fixed for the life of the share or shall be subject to declaration by the Board of Directors each year.
    (c) The holders of the Class "A" preferred shares shall be entitled to exchange them for common shares in the capital of the
        Company; provided that when the Directors agree to the issuance of any Class "A" preferred shares they shall be entitled to specify the terms, conditions and rates during which and upon which the holders of these Class "A" preferred shares subject to such specifications shall be entitled to exercise these conversion privileges.
    (d) The Company may, upon giving notice as hereinafter provided, redeem the whole or any part of the Class "A" preferred shares on payment for each share to be redeemed of the amount paid up thereon, together with all dividends declared thereon and unpaid; in case a part only of the then outstanding Class "A" preferred shares is at any time to be redeemed, the shares so to be redeemed shall be selected by lot in such manner as the Directors in their discretion shall decide or, if the Directors so determine, may be redeemed pro rata, disregarding fractions, and the Directors may make such adjustments as may be necessary to avoid the redemption of fractional parts of shares; not less than thirty (30) days' notice in writing of such redemption shall be given by mailing such notice to the registered holders of the shares to be redeemed, specifying the date and place or places of redemption; if notice of any such redemption be given by the Company in the manner aforesaid and an amount sufficient to redeem the shares be deposited with any trust company or chartered bank in Canada as specified in the notice on or before the date fixed for redemption, dividends on the Class "A" preferred shares to be redeemed shall cease after the date so fixed for redemption and the holders thereof shall thereafter have no rights against the Company in respect thereof except, upon the surrender of certificates for such shares, to receive payment therefore out of the money so deposited; after the redemption price of such shares has been deposited with any trust company or chartered bank in Canada, as aforesaid, notice shall be given to the holders of any Class "A" preferred shares called for redemption who have failed to present the certificates representing such shares within two (2) months of the date specified for redemption that the money has been so deposited and may be obtained by the holders of the said Class "A" preferred shares upon presentation of the certificates representing such shares called for redemption at the said trust company or chartered bank. The Company will redeem such Class "A" preferred shares at the price so specified, provided the redemption will not be in breach of any of the provisions of the Company Act.
    (e) The Class "A" preferred shares shall rank, both as regards dividends and return of capital, in priority to all other shares of the Company, but shall not be entitled to any further right to participate in the profits or assets of the Company.
    (f) In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Class "A" preferred shares shall be entitled to receive, before any distribution of any part of the property and assets of the Company among the holders of any other shares, an amount equal to one hundred percent (100%) of the amount paid thereon and any dividends declared thereon and unpaid, and no more.
    (g) The Directors of the Company may issue the Class "A" preferred shares in one or more series. In addition, the Directors may, by resolution, alter the Memorandum to fix the number of shares in and to determine the designation of the shares of each series; the Directors may also, by resolution, alter the Memorandum to create, define and attach special rights and restrictions to the shares each series, subject to the special rights and restrictions attached to the Class "A" preferred shares.